Exhibit 10.1

Bunge Global SA 13, rte de Florissant - CH-1206 Geneva Phone: +41 22 5929 100 Fax: +41 22 5929 101

Addendum to Employment Contract dated July 2, 2025 between Bunge Global SA (“Bunge” or the “Company”) and David W. Mattiske

July 2, 2025

Dear David,

This Addendum to your Employment Contract will become effective after the acquisition by the Company of all of the shares in Viterra Limited (“Viterra”) has been completed (the “Transaction”). If the Transaction is not completed, this Addendum will be rescinded and will be null and void. Additional terms of your conditional offer of employment will be as follows:

Compensation

Long-Term Incentive

Your current outstanding Viterra long-term incentive cash awards from performance years 2023-2025 and 2024-2026, as well as the deferred portion of your Viterra long-term incentive cash award from performance years 2022-2024, will be converted to equivalent Bunge time-based restricted stock units (“TBRSUs”) with a vesting period commensurate with your original granted award.

You will be eligible for consideration for an annual long-term incentive award under the Bunge Long-Term Incentive Plan (“LTIP”). These awards are determined during the annual compensation planning process generally occurring during the first quarter of each year. LTIP awards are generally in the form of TBRSUs and/or performance-based restricted stock units (“PBRSUs”), are subject to any applicable local law and are not guaranteed. For 2025, your LTIP award will be granted at a target value of USD 3,500,000 based on approval by the Human Resources and Compensation Committee.

You will also receive a one-time award of TBRSUs with a value of USD 3,000,000, to vest 50% on the first and second anniversaries of the date coinciding with the Transaction closing date, subject to continued service with the Company.

Your awards are subject to the terms and conditions of the LTIP and fully executed award agreements.

Participation in these plans will be in place of participation in your existing Viterra plans which will cease upon the Transaction close date. As such, all entitlements under existing Viterra plans will cease from the Transaction close date.

Executive Leadership Team Expectations and Benefits

As a member of the Executive Leadership Team (“ELT”), you agree and acknowledge that you will be subject to share ownership guidelines.

As an ELT member, you will be eligible for a lease car or car allowance, in accordance with the benefits approved by Human Resources and Compensation Committee of the Board of Bunge.

You will be eligible for the voluntary Executive Health benefit offered by Cleveland Clinic. If you elect to take advantage of this benefit, the cost will be covered by Bunge.

The Company will provide you with coverage under the Company’s customary director and officer indemnification arrangements, subject to applicable law.

Separation Benefits

You will be eligible to participate in the enclosed Bunge Executive Severance Plan (“ESP”) that outlines your eligibility for certain separation benefits provided that you execute the Participation Agreement and observe the non-competition, non-solicitation, confidentiality and other obligations described therein. In your individual Participation Agreement, you will be given an opportunity within the first two years following closing to receive change-of-control severance benefits if you are involuntarily terminated without “cause” or if you resign on the second anniversary of the closing of the Transaction.

In the event of any inconsistency between the terms of this Addendum and the Employment Contract, the terms of this Addendum shall prevail. All terms defined in this Addendum have the same meaning as in the Employment Contract, unless otherwise stipulated.

David, we hope that the opportunities we provide and the values we stand for will encourage you to become an integral part of the Bunge team. We look forward to working with you.

Should you have any questions do not hesitate to call me.

Sincerely,

Gregory A. Heckman

Chief Executive Officer

ENCLOSURES

For Return to [***]@bunge.com:

Addendum to Employment Contract

For Your Review:

Annual Incentive Plan Summary

Long-Term Incentive Plan Summary

Share Ownership Guidelines

Executive Severance Plan

For and on behalf of the Company:

/s/ Kellie Sears	/s/ Gregory A. Heckman
Kellie Sears	Gregory A. Heckman
Chief Human Resources Officer	Chief Executive Officer

The Employee

/s/ David M. Mattiske

David M. Mattiske

Co-Chief Operating Officer

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